Exhibit 3.1

MACY'S, INC.

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                Macy's, Inc., a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

                A.            The name of the corporation is Macy's, Inc.  The Corporation was originally incorporated under the name of Macy Acquiring Corporation.  The Corporation's original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on December 13, 1985.

                B.            This Amended and Restated Certificate of Incorporation, which amends and restates the Corporation's Restated Certificate of Incorporation in its entirety, was duly adopted in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware.

                C.            The Amended and Restated Certificate of Incorporation shall read in its entirety as follows:

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

MACY'S, INC.

                FIRST.  The name of the corporation is Macy's, Inc. (the "Company").

                SECOND.  The address of the Company's registered office in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, Delaware 19808.  The name of the Company's registered agent at such address is Corporation Service Company.

                THIRD.  The purpose of the Company is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

                FOURTH.  Section 1.   Authorized Capital Stock. The Company is authorized to issue two classes of capital stock, designated Common Stock and Preferred Stock. The total number of shares of capital stock that the Company is authorized to issue is 1,125,000,000 shares, consisting of 1,000,000,000 shares of Common Stock, par value $0.01 per share, and 125,000,000 shares of Preferred Stock, par value $0.01 per share.

                Section 2.  Preferred Stock.  The Preferred Stock may be issued in one or more series.  The Board of Directors of the Company (the "Board") is hereby authorized to issue the shares of Preferred Stock in such series and to fix from time to time before issuance the number of shares to be included in any such series and the designation, relative powers, preferences, and rights and qualifications, limitations, or restrictions of all shares of such series.  The authority of the Board with respect to each such series will include, without limiting the generality of the foregoing, the determination of any or all of the following:

                            (a)           the number of shares of any series and the designation to distinguish the shares of such series from the shares of all other series;

                            (b)           the voting powers, if any, and whether such voting powers are full or limited in such series;

                            (c)           the redemption provisions, if any, applicable to such series, including the redemption price or prices to be paid;

                            (d)           whether dividends, if any, will be cumulative or noncumulative, the dividend rate of such series, and the dates and preferences of dividends on such series;

                            (e)           the rights of such series upon the voluntary or involuntary dissolution of, or upon any distribution of the assets of, the Company;

                            (f)            the provisions, if any, pursuant to which the shares of such series are convertible into, or exchangeable for, shares of any other class or classes or of any other series of the same or any other class or classes of stock, or any other security, of the Company or any other corporation or other entity, and the price or prices or the rates of exchange applicable thereto;

                            (g)          the right, if any, to subscribe for or to purchase any securities of the Company or any other corporation or other entity;

                            (h)           the provisions, if any, of a sinking fund applicable to such series; and

                            (i)            any other relative, participating, optional, or other special powers, preferences, rights, qualifications, limitations, or restrictions thereof;

all as may be determined from time to time by the Board and stated in the resolution or resolutions providing for the issuance of such Preferred Stock (collectively, a "Preferred Stock Designation").

                Section 3.  Common Stock.  Except as may otherwise be provided in a Preferred Stock Designation, the holders of Common Stock will be entitled to one vote on each matter submitted to a vote at a meeting of stockholders for each share of Common Stock held of record by such holder as of the record date for such meeting.

                FIFTH.  The Board may make, amend, and repeal the By-Laws of the Company.  Any By-Law made by the Board under the powers conferred hereby may be amended or repealed by the Board (except as specified in any such By-Law so made or amended) or by the stockholders in the manner provided in the By-Laws of the Company.  The Company may in its By-Laws confer powers upon the Board in addition to the foregoing and in addition to the powers and authorities expressly conferred upon the Board by applicable law.

                SIXTH.  Subject to the rights of the holders of any series of Preferred Stock:

                            (a)           any action required or permitted to be taken by the stockholders of the Company must be effected at a duly called annual or special meeting of stockholders of the Company and may not be effected by any consent in writing of such stockholders; and

                            (b)           special meetings of stockholders of the Company may be called only by (i) the Chairman of the Board (the "Chairman"), (ii) the Secretary of the Company (the "Secretary") within 10 calendar days after receipt of the written request of a majority of the total number of Directors that the Company would have if there were no vacancies (the "Whole Board"), and (iii) as provided in By-Law 3.

At any annual meeting or special meeting of stockholders of the Company, only such business will be conducted or considered as has been brought before such meeting in the manner provided in the By-Laws of the Company.

                SEVENTH.  Section 1.    Number, Election, and Terms of Directors. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect additional Directors under circumstances specified in a Preferred Stock Designation, the number of the Directors of the Company will not be less than three nor more than 16 and will be fixed from time to time in the manner described in the By-Laws of the Company. Directors shall be elected at each annual meeting of stockholders for a term expiring at the next following annual meeting of stockholders.  In each case, Directors shall be elected by plurality vote of all votes cast at such meeting and shall hold office until his or her successor has been elected and qualified.  Subject to the rights, if any, of the holders of any series of Preferred Stock to elect additional Directors under circumstances specified in a Preferred Stock Designation, Directors may be elected by the stockholders only at an annual meeting of stockholders.  Election of Directors of the Company need not be by written ballot unless requested by the Chairman or by the holders of a majority of the Voting Stock present in person or represented by proxy at a meeting of the stockholders at which Directors are to be elected. For the purposes of this Certificate of Incorporation, "Voting Stock" means stock of the Company of any class or series entitled to vote generally in the election of Directors.

                Section 2.     Nomination of Director Candidates. Advance notice of stockholder nominations for the election of Directors must be given in the manner provided in the By-Laws of the Company.

                Section 3.     Newly Created Directorships and Vacancies. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect additional Directors under circumstances specified in a Preferred Stock Designation, newly created directorships resulting from any increase in the number of Directors and any vacancies on the Board resulting from death, resignation, disqualification, removal, or other cause will be filled solely by the affirmative vote of a majority of the remaining Directors then in office, even though less than a quorum of the Board, or by a sole remaining Director. Any Director elected in accordance with the preceding sentence will hold office for the remainder of the full term of the class of Directors in which the new directorship was created or the vacancy occurred and until such Director’s successor has been elected and qualified. No decrease in the number of Directors constituting the Board may shorten the term of any incumbent Director.

                Section 4.     Removal. Subject to the rights, if any, of the holders of any series of Preferred Stock to elect additional Directors under circumstances specified in a Preferred Stock Designation, any Director may be removed from office by the stockholders only in the manner provided in this Section 4. At any annual meeting or special meeting of the stockholders, the notice of which states that the removal of a Director or Directors is among the purposes of the meeting, the affirmative vote of the holders of at least a majority of the Voting Stock present or represented by proxy at such meeting and actually voted on the matter, voting together as a single class, may remove such Director or Directors.   If, at the time of any such meeting, the Board is classified as provided in Section 141(d) of the DGCL (or in any successor provision thereto), such removal may be effected only for cause.

                EIGHTH.   [RESERVED]

                NINTH.  To the full extent permitted by the Delaware General Corporation Law or any other applicable law currently or hereafter in effect, no Director of the Company will be personally liable to the Company or its stockholders for or with respect to any acts or omissions in the performance of his or her duties as a Director of the Company.  Any repeal or modification of this Article Ninth will not adversely affect any right or protection of a Director of the Company existing prior to such repeal or modification.

                TENTH.  Each person who is or was or had agreed to become a Director or officer of the Company, and each such person who is or was serving or who had agreed to serve at the request of the Board or an officer of the Company as an employee or agent of the Company or as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other entity, whether for profit or not for profit (including the heirs, executors, administrators, or estate of such person), will be indemnified by the Company to the full extent permitted by the Delaware General Corporation Law or any other applicable law as currently or hereafter in effect.

The right of indemnification provided in this Article Tenth will not be exclusive of any other rights to which any person seeking indemnification may otherwise be entitled, including without limitation pursuant to any contract approved by a majority of the Whole Board (whether or not the Directors approving such contract are or are to be parties to such contract or similar contracts.

Without limiting the generality or the effect of the foregoing, the Company may adopt By-Laws, or enter into one or more agreements with any person, which provide for indemnification greater or different than that provided in this Article Tenth or the DGCL.  Any amendment or repeal of, or adoption of any provision inconsistent with, this Article Tenth will not adversely affect any right or protection existing hereunder, or arising out of facts occurring, prior to such amendment, repeal, or adoption and no such amendment, repeal, or adoption, will affect the legality, validity, or enforceability of any contract entered into or right granted prior to the effective date of such amendment, repeal, or adoption.